As filed with the Securities and Exchange Commission on March 23, 2022
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CODEX DNA, INC.
(Exact name of Registrant as specified in its charter)

Delaware		45-1216839
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
9535 Waples Street, Suite 100 San Diego, CA 92121-2993
(Address of principal executive offices including zip code)

2021 STOCK INCENTIVE PLAN 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Todd R. Nelson President and Chief Executive Officer Codex DNA, Inc. 9535 Waples Street, Suite 100 San Diego, CA 92121 (858) 228-4115
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Philip H. Oettinger Jesse F. Schumaker Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, CA 92130 (858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers shares of Common Stock (“Shares”) of Codex DNA, Inc. (the “Registrant”) reserved for issuance under the Registrant’s 2021 Stock Incentive Plan (the “SIP”) and 2021 Employee Stock Purchase Plan (the “ESPP”). The number of Shares available for grant and issuance under the SIP is subject to an annual increase on the first day of each fiscal year, by an amount equal to the least of (i) 5,250,000 Shares, (ii) five percent (5%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year and (iii) such number of Shares determined by the Registrant’s board of directors. The number of Shares available for grant and issuance under the ESPP is subject to an annual increase on the first day of each fiscal year, by an amount equal to the least of (i) 1,050,000 Shares, (ii) one percent (1%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year and (iii) such number of Shares determined by the Registrant’s board of directors.

This Registration Statement registers (1) 1,465,928 Shares available for grant and issuance under the SIP, all of which became available for grant and issuance under the SIP on January 1, 2022, and (2) 293,185 Shares available for issuance under the ESPP, all of which became available for grant and issuance under the ESPP on January 1, 2022.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

Codex DNA, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 23, 2022, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-40497);
2.All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and
3.The description of the Registrant’s common stock contained in Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 23, 2022

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1(1)	Specimen Common Stock certificate.
4.2(2)	2021 Stock Incentive Plan and forms of agreement thereunder.
4.3(3)	2021 Employee Stock Purchase Plan and forms of agreements thereunder.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consents of Independent Registered Public Accounting Firms.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
107.1	Calculation of Filing Fee Tables.

(1)    Incorporated by reference herein to Exhibit 4.2 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-256644), filed with the Commission on June 14, 2021.
(2)    Incorporated by reference herein to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-256644), filed with the Commission on May 28, 2021.
(3)    Incorporated by reference herein to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-256644), filed with the Commission on May 28, 2021.

Item 9.    Undertakings.

1.The undersigned Registrant hereby undertakes:
a.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
b.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 23, 2022.

CODEX DNA, INC.

By:	/s/ Todd R. Nelson
Todd R. Nelson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Todd R. Nelson and Jennifer I. McNealey, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Todd R. Nelson	President, Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2022
Todd R. Nelson

/s/ Jennifer I. McNealey	Chief Financial Officer (Principal Financial Officer)	March 23, 2022
Jennifer I. McNealey

/s/ Brent M. Hunter	Senior Director, Corporate Controller (Principal Accounting Officer)	March 23, 2022
Brent M. Hunter

/s/ Andrea L. Jackson	Director	March 23, 2022
Andrea L. Jackson

/s/ Jami D. Nachtsheim	Director	March 23, 2022
Jami D. Nachtsheim

/s/ William F. Snider	Director	March 23, 2022
William F. Snider

/s/ Christine A. Tsingos	Director	March 23, 2022
Christine A. Tsingos

/s/ Frank R. Witney	Chair of the Board of Directors	March 23, 2022
Frank R. Witney

Exhibit 5.1
March 23, 2022

Codex DNA, Inc.
9535 Waples Street, Suite 100
San Diego, CA 92121-2993

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Codex DNA, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 1,465,928 shares of common stock, par value $0.0001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2021 Stock Incentive Plan, and (ii) 293,185 shares of Common Stock reserved for issuance pursuant to the Company’s 2021 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

Exhibit 23.1

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-257191) of Codex DNA, Inc. of our report dated March 23, 2022, relating to the consolidated financial statements, which appears in this Annual Report on Form 10‑K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 23, 2022

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-257191) of our report dated March 16, 2021 (June 14, 2021, as to the effects of the reverse stock split discussed in Note 18) relating to the consolidated financial statements of Codex DNA, Inc. for the year ended December 31, 2020, which appears in this Annual Report on Form 10‑K.

/s/ OUM & CO. LLP

San Francisco, California
March 23, 2022